Allianz Global Investors Fund Management LLC, NFJ Investment Group L.P. and
Nicholas-Applegate Capital Management LLC

Description of Proxy Voting Policy and Procedures

Each of Allianz Global Investors Fund Management LLC (“Allianz Global Investors”), NFJ Investment Group L.P. (“NFJ”) and Nicholas-Applegate Capital Management LLC (“Nicholas Applegate”) (for purposes of this description, each a “Company”) typically votes proxies as part of its discretionary authority to manage accounts (except as provided below with respect to Allianz Global Investors’ registered investment company clients), unless the client has explicitly reserved the authority for itself. When voting proxies, each Company’s primary objective is to make voting decisions solely in the best economic interests of its clients. Each Company will act in a manner that it deems prudent and diligent and which is intended to enhance the economic value of the underlying portfolio securities held in its clients’ accounts.

Each Company has adopted written Proxy Voting Policies and Procedures (the “Proxy Guidelines”) that are reasonably designed to ensure that such Company is voting in the best interest of its clients. The Proxy Guidelines reflect each Company’s general voting positions on specific corporate governance issues and corporate actions. Some issues may require a case by case analysis prior to voting and may result in a vote being cast that will deviate from the Proxy Guidelines. Upon receipt of a client’s written request, a Company may also vote proxies for that client’s account in a particular manner that may differ from the Proxy Guidelines. Deviation from a Company’s Proxy Guidelines will be documented and maintained in accordance with Rule 204-2 under the Investment Advisers Act of 1940.

In accordance with the Proxy Guidelines, a Company may review additional criteria associated with voting proxies and evaluate the expected benefit to its clients when making an overall determination on how or whether to vote the proxy. A Company may vote proxies individually for an account or aggregate and record votes across a group of accounts, strategy or product. In addition, a Company may refrain from voting a proxy on behalf of its clients’ accounts due to de-minimis holdings, impact on the portfolio, items relating to foreign issuers, timing issues related to the opening/closing of accounts and contractual arrangements with clients and/or their authorized delegate. For example, a Company may refrain from voting a proxy of a foreign issuer due to logistical considerations that may have a detrimental effect on a Company’s ability to vote the proxy. These issues may include, but are not limited to: (i) proxy statements and ballots being written in a foreign language, (ii) untimely notice of a shareholder meeting, (iii) requirements to vote proxies in person, (iv) restrictions on a foreigner’s ability to exercise votes, (v) restrictions on the sale of securities for a period of time in proximity to the shareholder meeting, or (vi) requirements to provide local agents with power of attorney to facilitate the voting instructions. Such proxies are voted on a best-efforts basis.

To assist in the proxy voting process, a Company may retain an independent third party service provider to assist in providing research, analysis and voting recommendations on corporate governance issues and corporate actions as well as assist in the administrative process. The services provided offer a variety of proxy-related services to assist in a Company’s handling of proxy voting responsibilities.

Conflicts of Interest. A Company may have conflicts of interest that can affect how it votes its clients’ proxies. For example, a Company or an affiliate may manage a pension plan whose management is sponsoring a proxy proposal. The Proxy Guidelines are designed to prevent material conflicts of interest from affecting the manner in which a Company votes its clients’ proxies. In order to ensure that all material conflicts of interest are addressed appropriately while carrying out its obligation to vote proxies, the Chief Investment Officer of the relevant Company may designate an employee or a proxy committee to be responsible for addressing how the Company resolves such material conflicts of interest with its clients.

Registered Investment Companies for which Allianz Global Investors Serves as Adviser. With respect to registered investment companies (“funds”) for which Allianz Global Investors serves as investment adviser, it is the policy of Allianz Global Investors that proxies should be voted in the interest of the shareholders of the applicable fund, as determined by those who are in the best position to make this determination. Allianz Global Investors believes that the firms and/or persons purchasing and selling securities for the funds and analyzing the performance of the funds’ securities are in the best position and have the information necessary to vote proxies in the best interests of the funds and their shareholders, including in situations where conflicts of interest may arise between the interests of shareholders, on one hand, and the interests of the investment adviser, a sub-adviser and/or any other affiliated person of the fund, on the other. Accordingly, Allianz Global Investor’s policy is to delegate proxy voting responsibility to those entities with portfolio management responsibility for the funds.

Allianz Global Investors, delegates the responsibility for voting proxies to NFJ and Nicholas Applegate for the Registrant.